Exhibit 99.2

CAREFUSION CORPORATION

ADJUSTED SEGMENT FINANCIAL INFORMATION

(UNAUDITED)

Commencing with the quarter ended September 30, 2011, CareFusion Corporation (the “Company”) will begin reporting its financial results based on its two new operating and reportable segments, Medical Systems and Procedural Solutions. The following historical financial information reflects the impact of this re-segmentation, as well as the impact of non-recurring items on the Company’s financial results.

	Fiscal Year Ended June 30, 2010
	Nonrecurring
(in millions)	GAAP [1]	Items [2]	Adjusted [3]
Medical Systems
Revenue	$2,070	$—	$2,070
Operating Income [4]	$348	$40	$388
Procedural Solutions
Revenue	$1,402	$—	$1,402
Operating Income [4]	$101	$26	$127

	Quarter Ended September 30, 2010
	Nonrecurring
(in millions)	GAAP [1]	Items [2]	Adjusted [3]
Medical Systems
Revenue	$468	$—	$468
Operating Income	$68	$22	$90
Procedural Solutions
Revenue	$343	$—	$343
Operating Income	$11	$17	$28

	Quarter Ended December 31, 2010
	Nonrecurring
(in millions)	GAAP [1]	Items [2]	Adjusted [3]
Medical Systems
Revenue	$523	$—	$523
Operating Income	$95	$16	$111
Procedural Solutions
Revenue	$363	$—	$363
Operating Income	$27	$12	$39

	Quarter Ended March 31, 2011
(in millions)	GAAP [1]	Nonrecurring Items [2]	Adjusted [3]
Medical Systems
Revenue	$498	$—	$498
Operating Income [5]	$97	$12	$109
Procedural Solutions
Revenue	$369	$—	$369
Operating Income [5]	$34	$12	$46

	Quarter Ended June 30, 2011
		Nonrecurring
(in millions)	GAAP[1]	Items [2]	Adjusted [3]
Medical Systems
Revenue	$593	$—	$593
Operating Income [6]	$115	$15	$130
Procedural Solutions
Revenue	$371	$—	$371
Operating Income [6]	$36	$13	$49

1	Previously reported amounts have been adjusted to reflect the impact of the divestiture of the International Surgical Products (ISP) business. The ISP business was divested in April 2011, and has been classified as discontinued operations.
2	Reflects nonrecurring charges primarily related to the Company’s spinoff from Cardinal Health and nonrecurring restructuring and acquisition integration charges. For all periods other than the quarter ended December 31, 2010, nonrecurring items also include acquisition integration charges. Certain nonrecurring costs previously reported were applicable to the ISP business and therefore were reclassified to be reflected as part of that business.
3	Adjusted financial information reflects GAAP results adjusted on a non-GAAP basis to exclude nonrecurring items noted. A discussion of the reasons why management believes that the presentation of non-GAAP financial measures provides useful information to investors regarding the Company’s financial condition and results of operations is furnished as Exhibit 99.3 to the Company’s report on Form 8-K filed with the Securities and Exchange Commission on August 8, 2011.
4	During the fiscal year ended June 30, 2010, the Company divested its Research Services business. The $12 million gain on the sale of assets associated with the divestiture has not been allocated to segment results for the fiscal year ended June 30, 2010.
5	During the quarter ended March 31, 2011, the Company divested its OnSite Services business. The $15 million gain on the sale of assets associated with the divestiture has not been allocated to segment results for the quarter ended March 31, 2011.
6	The $2 million loss on the sale of assets associated with the divestiture of our Research Services business has not been allocated to segment results for the quarter ended June 30, 2011.